Exhibit 99.1

Westwater Resources Responds to Unsolicited Proposal

Centennial, CO – December 22, 2022: Westwater Resources, Inc. (NYSE American: WWR), a battery-grade, natural graphite development company (“Westwater” or “the Company”), today announced that the Company had received an unsolicited proposal from Idaho Strategic Resources (NYSE American: IDR) (“IDR”) on December 15, 2022. IDR publicly disclosed its proposal on December 22, 2022.

Westwater is focused on developing battery-grade natural graphite products through its Kellyton advanced graphite materials processing plant (the “Kellyton Plant”) that is under construction in east-central Alabama. Westwater also holds the mineral rights to mine graphite from two properties in Alabama, one in Coosa County and the other in Chilton County, and efforts have begun to permit the graphite deposit in Coosa County. The Company has estimated the cost to construct and commission Phase I of the Kellyton Plant to be approximately $202 million, of which approximately $50 million has been incurred through the end of the third quarter of Fiscal Year 2022. With approximately $100 million in cash on its balance sheet as of September 30, 2022, the Company is considering various forms of financing to fund the remaining construction of the Kellyton Plant.

IDR first contacted Westwater in early December 2022 regarding a potential transaction. Although Westwater offered to hold an introductory call with IDR in late December 2022, IDR choose, instead, to submit an unsolicited proposal to Westwater on December 15, 2022, prior to having any direct dialogue with Westwater. The proposal lacked important information regarding the ability of IDR to finance its existing business plans. Furthermore, the proposal did not include any information regarding the ability of a combined company to advance the construction of the Kellyton Plant or Westwater’s business plans. After considering the proposal with the Westwater Board and management team, on December 19, 2022, the Board and management determined that, at this time, it was not in the best interests of the Company to pursue the proposal further.

IDR’s financial statements as of September 30, 2022 revealed that IDR has negative operating cash flow for first nine months of 2022 and had cash on hand, net of accounts payables, accrued payroll related liabilities, and current note payable obligations of less than $1 million, which indicates that IDR:

i)	lacks sufficient financial resources to advance its business, and would likely siphon resources from Westwater to fund unproven exploration projects;

ii)	lacks the resources to complete Phase I construction of the Kellyton Plant; and

iii)	cannot even cover the transaction costs associated with its own proposal.

Further, Westwater understands that IDR operates a single gold mine and mill, and that it is exploring properties for thorium and rare earth element mining as well as additional gold mining – but it does not own, and it does not mine any graphite properties or have any technical expertise in producing advanced graphite products.

Taken as a whole, Westwater believes the proposal advanced by IDR:

•	Lacks technical or strategic synergies as it appears to be premised on discarding the Kellyton Plant which has been under construction for approximately one year and is expected to position the Company at the forefront of the domestic energy transition;

•	Is an opportunistic attempt by IDR to utilize cash from Westwater’s balance sheet that is based on a false assumption that the Westwater’s cash balance is available to advanced IDR’s business plan. However, Westwater’s cash balance is already substantially committed to the construction of Phase I of the Kellyton Plant; and

•	As previously stated by Westwater, the Company is working to secure the additional funding needed to complete Phase I construction and does not believe the proposal unlocks additional opportunities to complete the funding of Phase I of the Kellyton Plant. Rather, this opportunistic proposal represents an unnecessary distraction and cost to the Company.

For the reasons outlined above, Westwater responded to IDR that, at this time, it was not in the best interests of the Company to pursue the proposal further.

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR) is focused on developing battery-grade, natural graphite products. The Company’s primary project is the Kellyton graphite processing plant that is under construction in east-central Alabama. In addition, the Company’s Coosa graphite deposit is the most advanced natural flake graphite deposit in the contiguous United States — and is located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words and phrases such as “estimated,” “expected,” “focused on,” and other similar words and phrases.  Forward-looking statements in this release include, among other things:  plans for, the cost of, and the potential for financing the construction and commissioning of the Kellyton graphite processing plant; plans for permitting and the technical expertise in the mining of the Coosa graphite deposit; and positioning of the Company at the forefront of the domestic energy transition.  Westwater cautions that there are a number of important factors that could cause actual results to differ materially from the forward-looking information that has been provided.  Investors are cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Westwater; accordingly, there can be no assurance that such suggested results will be realized.  Additional risks factors relevant to Westwater‘s future prospects are discussed in the Westwater Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent securities filings.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com